STATE of DELAWARE
                    CERTIFICATE of  INCORPORATION of
                   PARADISE RESORTS AND RENTALS, INC.
                            A STOCK CORPORATION

     First: The name of this corporation is Paradise Resorts and Rentals, Inc.

     Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.

     Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation
Law of Delaware. The specific purpose of the corporation is to conduct the business of acquiring recreational and resort properties and recreational equipment suitable for use in the locations of the corporation's properties, and renting or leasing such properties and equipment to consumers for vacation and recreational purposes.

     Fourth: The corporation shall be authorized to issue One Hundred Million (100,000,000) common shares of One Mil ($.001) par value.

     All common shares of the corporation shall have equal voting rights regarding any matters submitted to a vote of stockholders and shall have equal dividend and liquidation rights. Common shares of the corporation shall carry with them no preemptive or other right to any other or additional shares of the corporation.

     The Board of Directors shall have authority to adopt resolutions establishing the designations, rights, preferences and other incidents of ownership of Series A and Series B Preferred Stock.

     Fifth: The name and mailing address of the incorporators are as follows:

Kirby Stephens
2028 E. 6225 South
Ogden, UT 84403

Mazel Martin Shaffer
340 E. Vine Street, Unit 22
Salt Lake City, UT 84117

     I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and have accordingly hereunto set my hand this 5th day o f April, A.D. 2000.


     /s/ Kirby Stephens
     Kirby Stephens (Incorporator)

     /s/ Mazel Martin Shaffer
     Mazel Martin Shaffer (Incorporator)